                                                                    EXHIBIT 15.2
                                                                    ------------



The Board of Directors
Evergreen Bancorp, Inc.:



Re: Registration Statement related to the Evergreen Bancorp, Inc. merger with Banknorth Group, Inc.

With respect to the subject registration on Form S-4, we acknowledge our awareness of the use therein of our reports dated May 8, 1998, August 10, 1998, and November 10, 1998 related to our reviews of consolidated interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


/s/ KPMG Peat Marwick LLP
Albany, New York
November 25, 1998